CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

I hereby consent to the use in this Amendment No. 1 to the Form 8-K dated July 31, 2018 of The Greater Cannabis Company, Inc. of my report dated April 26, 2018 relating to the consolidated financial statements of The Greater Cannabis Company, Inc. (the ”Company”) for the years ended December 31, 2017 and 2016 (which have been incorporated by reference to this Amendment No. 1 to Form 8-K dated July 31, 2018) contained in the Company’s December 31, 2017 Form 10-K/A filed on April 26, 2018.

/s/ Michael T. Studer CPA P.C.
Michael T. Studer CPA P.C.
Freeport, New York
November 14, 2018